Exhibit 99.1

XenoPort Reports Second Quarter Financial Results

          SANTA CLARA, Calif., Aug. 10 /PRNewswire-FirstCall/ -- XenoPort, Inc. (Nasdaq: XNPT) announced today its financial results for the second quarter and six months ended June 30, 2005.  Revenues for the quarter were $813,000, compared to $2.7 million for the same period in 2004.  Net loss for the second quarter was $11.7 million, compared to a net loss of $7.3 million for the same period in 2004. At June 30, 2005, XenoPort had cash and cash equivalents and short-term investments of $86.7 million.

          XenoPort Quarterly Highlights:
          On June 2, 2005, XenoPort completed its initial public offering, selling 5,000,000 shares of its common stock at a public offering price of $10.50 per share. Net cash proceeds from the initial public offering were approximately $46.3 million, after deducting underwriting discounts and commissions and other offering expenses.

          Since the start of the second quarter, XenoPort has announced results from the successful completion of three clinical trials:

          --  A Phase 2b clinical trial demonstrated that XP13512 provided statistically significant and clinically relevant benefits to patients with restless legs syndrome (RLS) when dosed at 1200 mg once a day for 14 days.

          --  A Phase 2a clinical trial showed that XP13512 provided statistically significant and clinically relevant benefits to patients with post-herpetic neuralgia (PHN) when administered twice a day.

          --  A Phase 1 clinical trial demonstrated that XP19986 was well absorbed and rapidly converted to the R-isomer of baclofen, and that it provided a pharmacokinetic profile consistent with requirements for twice-a-day dosing when formulated for sustained release.

          Ronald Barrett, Ph.D., Chief Executive Officer of XenoPort, stated, “The completion of our IPO in June represents another significant step in the growth of XenoPort. This infusion of cash will be used primarily to advance our clinical development programs that have clearly demonstrated great potential in clinical trials completed to date.”

          XenoPort Second Quarter and Six Month Financial Results:
          Revenues for the three and six months ended June 30, 2005 were $813,000 and $3.6 million, respectively, compared to $2.7 million and $5.0 million for the same periods in 2004.  The decrease in revenues for both periods was primarily due to the conclusion of our collaboration with ALZA Corporation in March 2005 and the completion of our ATP and SBIR grants in September 2004 and February 2005, respectively.

          Research and development expenses for the three and six months ended June 30, 2005 were $10.4 million and $20.8 million, respectively, compared to $8.3 million and $15.0 million for the same periods in 2004.  The increase for both periods was principally due to expenses related to the development of XP13512 and XP19986, as well as increased non-cash amortization of deferred stock-based compensation.

          General and administrative expenses for the three and six months ended June 30, 2005 were $2.5 million and $4.8 million, respectively, compared to $1.9 million and $3.5 million for the same periods in 2004.  The increase for both periods was primarily due to increased personnel expenses, including non-cash amortization of deferred stock-based compensation.

          Net loss for the three and six months ended June 30, 2005 was $11.7 million and $21.3 million, respectively, compared to a net loss of $7.3 million and $13.3 million for the same periods in 2004.  Loss applicable to common stockholders, which includes convertible preferred stock dividends, was $12.1 million and $22.3 million for the three and six months ended June 30, 2005, respectively, compared to $7.3 million and $13.3 million for the same periods in 2004.  Basic and diluted loss per share applicable to common stockholders was $1.67 and $4.95 for the three and six months ended June 30, 2005, respectively, compared to $6.29 and $11.70 for the same periods in 2004.

          On a pro forma basis, basic and diluted loss per share applicable to common stockholders was $0.76 and $1.47 for the three and six months ended June 30, 2005, respectively, compared to $0.65 and $1.21 for the same periods in 2004.  The pro forma basic and diluted loss per share calculations assume the conversion of all outstanding shares of preferred stock into shares of common stock using the as-if-converted method as of January 1, 2004 or the date of issuance, if later.

          At June 30, 2005, XenoPort had cash and cash equivalents and short-term investments of $86.7 million, which includes the net proceeds from our initial public offering completed on June 2, 2005.

          Conference Call:
          XenoPort will host a conference call at 5:00 p.m. Eastern Time today.  To access the conference call via the internet, go to www.XenoPort.com.  To access the live conference call via phone, dial 1-888-275-3514.  International callers may access the live call by dialing 1-706-679-1417.

          The replay of the conference call may be accessed via the internet or via phone at 1-800-642-1687 for domestic callers, or 1-706-645-9291 for international callers.  The reference number to enter the call and the replay of the call is 8159282.

          About XenoPort:
          XenoPort, Inc. is a biopharmaceutical company focused on developing a portfolio of internally discovered product candidates that utilize the body’s natural nutrient transport mechanisms to improve the therapeutic benefits of existing drugs.  XenoPort’s most advanced product candidate, XP13512, has successfully completed a Phase 2b clinical trial for the treatment of restless legs syndrome and a Phase 2a clinical trial for the management of post- herpetic neuralgia.  XenoPort anticipates commencing Phase 3 clinical trials of XP13512 in RLS patients in the first half of 2006.  XenoPort has also completed an initial Phase 1 clinical trial of XP19986, a Transported Prodrug of R-baclofen.  This Phase 1 clinical trial has demonstrated that XP19986 was suitable for twice-a-day dosing and was well tolerated with few adverse events at the doses tested in this clinical trial.  XenoPort anticipates commencing additional studies, including a Phase 2a clinical trial of XP19986 in gastroesophageal reflux disease, in the second half of 2005.

          To learn more about XenoPort, please visit the web site at www.XenoPort.com.

          Forward Looking Statements:
          This press release contains “forward-looking” statements, including statements regarding XenoPort’s ability to continue to fund our clinical development programs and all statements related to our future clinical trials. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements.  Words such as, “believes,” “anticipates,” “plans,” “expects,” “will,” “intends” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort’s current expectations.  Forward-looking statements involve risks and uncertainties. XenoPort’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the ability of the company to successfully conduct the clinical trials for XP13512 and XP19986; the ability of the company to advance additional preclinical compounds into clinical development; the uncertainty of the FDA approval process; and the therapeutic and commercial value of the company’s compounds.  These and other risk factors are discussed under “Risk Factors” and elsewhere in our registration statement on Form S-1 filed with the Securities and Exchange Commission on June 2, 2005 and other filings with the Securities and Exchange Commission.  XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

          NOTE:  XenoPort is a registered U.S. trademark.

          Sort Code:  XNPT2F

XENOPORT, INC.

BALANCE SHEETS
(in thousands)

	December 31, 2004	June 30, 2005

		(unaudited)
Current assets:
Cash and cash equivalents	$36,554	$34,208
Short-term investments	23,691	52,462
Accounts receivable	1,354	—
Other current assets	1,219	1,887

Total current assets	62,818	88,557
Property and equipment, net	5,030	4,264
Long term assets and other	3,845	3,624

Total assets	$71,693	$96,445

Current liabilities:
Short term liabilities	$9,753	$6,993
Short term borrowings	1,068	748

Total current liabilities	10,821	7,741
Other long term liabilities	2,122	2,387
Long term borrowings	1,325	1,041
Commitments
Convertible preferred stock	148,804	—
Stockholders’ (deficit) equity:
Common stock	2	19
Additional paid-in capital and other	4,684	203,625
Accumulated deficit	(96,065)	(118,368)

Total stockholders’ (deficit) equity	(91,379)	85,276

Total liabilities and convertible preferred stock and stockholders’ (deficit) equity	$71,693	$96,445

XENOPORT, INC.

STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,

	2004	2005	2004	2005

	(Unaudited)		(Unaudited)
Revenues:
Collaboration revenue	$2,374	$813	$4,285	$3,520
Grant revenue	358	—	708	85

Total revenues	2,732	813	4,993	3,605

Operating expenses:
Research and development*	8,256	10,361	14,951	20,787
General and administrative*	1,864	2,457	3,482	4,760

Total operating expenses	10,120	12,818	18,433	25,547

Loss from operations	(7,388)	(12,005)	(13,440)	(21,942)
Interest income	170	405	336	743
Interest expense	(94)	(64)	(183)	(135)

Net loss	(7,312)	(11,664)	(13,287)	(21,334)
Convertible preferred stock dividends	—	(407)	—	(969)

Loss applicable to common stockholders	$(7,312)	$(12,071)	$(13,287)	$(22,303)

Basic and diluted loss per share applicable to common stockholders	$(6.29)	$(1.67)	$(11.70)	$(4.95)

Shares used to compute basic and diluted loss per share applicable to common stockholders	1,162,639	7,244,360	1,136,144	4,501,766

Pro forma basic and diluted net loss per common share	$(0.65)	$(0.76)	$(1.21)	$(1.47)

Shares used to compute pro forma basic and diluted net loss per common share	11,245,349	15,426,680	11,013,009	14,481,089

* Includes non-cash amortization of deferred stock-based compensation as follows:

Research and development	$41	$216	$46	$434
General and administrative	8	348	18	1,022

	$49	$564	$64	$1,456

CONTACT:  Jackie Cossmon of XenoPort, Inc., +1-408-616-7220, or ir@XenoPort.com/
Web site:  http://www.xenoport.com /